Exhibit 10.2

Execution Version

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of April 15, 2009

Among

FERRELLGAS RECEIVABLES, LLC, as Seller,

FERRELLGAS, L.P., as Servicer,

FALCON ASSET SECURITIZATION COMPANY, LLC,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
As Financial Institutions,

FIFTH THIRD BANK, individually and as a Co-Agent

and

JPMORGAN CHASE BANK, N.A., as a Co-Agent and as Agent

ARTICLE I. PURCHASE ARRANGEMENTS
Section 1.1 Section 1.2 Section 1.3 Section 1.4	Purchase Facility Increases Decreases Payment Requirements

ARTICLE II. PAYMENTS AND COLLECTIONS
Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7	Payments Collections Prior to Amortization Collections Following Amortization Application of Collections Payment Rescission Maximum Purchaser Interests Clean-up Call

ARTICLE III. CP FUNDING
Section 3.1 Section 3.2 Section 3.3	CP Costs CP Costs Payments Calculation of CP Costs

ARTICLE IV. LIQUIDITY FUNDING
Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5	Liquidity Funding. Yield Payments. Selection and Continuation of Tranche Periods Liquidity Interest Discount Rates. Suspension of LMIR or the LIBO Rate

ARTICLE V. REPRESENTATIONS AND WARRANTIES
Section 5.1	Representations and Warranties of the Seller

(a) Existence and Power
(b) Power and Authority; Due Authorization, Execution and Delivery
(c) No Conflict
(d) Governmental Authorization
(e) Actions, Suits
(f) Binding Effect
(g) Accuracy of Information
(h) Use of Proceeds
(i) Good Title
(j) Perfection
(k) Places of Business and Locations of Records
(l) Collections
(m) Material Adverse Effect
(n) Names
(o) Ownership of Seller
(p) Not a Regulated Entity
(q) Compliance with Law
(r) Compliance with Credit and Collection Policy
(s) Payments to Originator
(t) Enforceability of Contracts
(u) Eligible Receivables
(v) Net Receivables Balance
(w) Accounting

Section 5.2 Financial Institution Representations and Warranties

(a) Existence and Power
(b) No Conflict
(c) Governmental Authorization
(d) Binding Effect

ARTICLE VI. CONDITIONS OF PURCHASES
Section 6.1 Section 6.2 ARTICLE VII. COVENANTS Section 7.1	Conditions Precedent to Amendment and Restatement Conditions Precedent to All Purchases and Reinvestments Financial Reporting

(a) Annual Financial Statements
(b) Quarterly Financial Statements
(c) Receivable Sale Agreement Financial Statements

Section 7.2 Certificates; Other Information

(a) Receivable Sale Agreement Certificates
(b) Compliance Certificate

Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9 Section 7.10 Section 7.11 Section 7.12 Section 7.13 Section 7.14 Section 7.15	Notices
Compliance with Laws
Preservation of Existence, Etc.
Payment of Obligations
Audits
Keeping of Records and Books. .
Compliance with Contracts and Credit and Collection Policy
Purchasers’ Reliance
Performance and Enforcement of Receivable Sale Agreement
Collections
Ownership
Taxes
Negative Covenants of the Seller Parties

(a) Name Change, Offices and Records
(b) Change in Payment Instructions to Obligors
(c) Modifications to Contracts and Credit and Collection Policy
(d) Sales, Adverse Claims
(e) Net Receivables Balance
(f) Termination Date Determination
(g) Restricted Junior Payments

ARTICLE VIII. ADMINISTRATION AND COLLECTION
Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5	Designation of Servicer Certain Duties of Servicer. Collection Notices Responsibilities of Seller Reports

ARTICLE IX. AMORTIZATION EVENTS
Section 9.1	Amortization Events

Agreements over each of the accounts listed in Schedule D.
Section 9.2	Remedies

ARTICLE X. INDEMNIFICATION
Section 10.1 Section 10.2 Section 10.3 Section 10.4	Indemnities by the Seller Parties Increased Cost and Reduced Return Other Costs and Expenses Allocations

ARTICLE XI. THE AGENTS
Section 11.1 Section 11.2 Section 11.3 Section 11.4 Section 11.5 Section 11.6 Section 11.7 Section 11.8	Authorization and Action
Delegation of Duties
Exculpatory Provisions
Reliance by Agents
Non-Reliance on Agents and Other Purchasers
Reimbursement and Indemnification
Agents in their Individual Capacity
Successor Agent

ARTICLE XII. ASSIGNMENTS; PARTICIPATIONS
Section 12.1 Section 12.2 Section 12.3	Assignments. Participations Federal Reserve

ARTICLE XIII. FUNDING AGREEMENT
Section 13.1 Section 13.2	Funding Agreement Fundings Terminating Financial Institutions.

ARTICLE XIV. MISCELLANEOUS
Section 14.1 Section 14.2 Section 14.3 Section 14.4 Section 14.5 Section 14.6 Section 14.7 Section 14.8 Section 14.9 Section 14.10 Section 14.11 Section 14.12 Section 14.13 Section 14.14 Section 14.15	Waivers and Amendments.
Notices
Ratable Payments
Protection of Ownership Interests of the Purchasers.
Confidentiality.
Bankruptcy Petition
Limitation of Liability
CHOICE OF LAW
CONSENT TO JURISDICTION
WAIVER OF JURY TRIAL
Integration; Binding Effect; Survival of Terms.
Counterparts; Severability; Section References
JPMorgan Chase Roles
Characterization
Amendment and Restatement

Exhibits and Schedules

Exhibit I Exhibit II-A Exhibit II-B Exhibit III Exhibit IV Exhibit V Exhibit VI Exhibit VII Schedule A Schedule B Schedule C Schedule D
Definitions
Form of Purchase Notice
Form of Reduction Notice
Principal Places of Business and Chief Executive Offices of the
Seller Parties; Locations of Records; Federal Employer
Identification Number(s)
Form of Compliance Certificate
Form of Assignment Agreement
Form of Monthly Report
Form of Daily Report
Commitments
Closing Documents
List of Accounts with Balances That Can Be Concentrated on a
Weekly Basis if Daily Balances are under $2,500
Blocked Account Agreements

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of April 15, 2009 (this “Agreement”), is among:

(a) Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”),

(b) Ferrellgas, L.P., a Delaware limited partnership (“Ferrellgas”), as initial Servicer (the initial Servicer together with Seller, the “Seller Parties” and each a “Seller Party”),

(c) JPMorgan Chase Bank, N.A., individually (“JPMorgan Chase” and, together with its successors and assigns hereunder, the “Financial Institutions”),

(d) Falcon Asset Securitization Company LLC (“Falcon”), and Fifth Third Bank, individually (“Fifth Third,” and together with the Financial Institutions, the “Committed Purchasers”), and as managing agent for Fifth Third and its assigns (together with its successors and assigns in such capacity, the “Fifth Third Agent” or a “Co-Agent”), and

(e) JPMorgan Chase Bank, N.A., as managing agent for the Falcon Group (the “Falcon Group Agent” or a “Co-Agent”) and as agent for Falcon and the Committed Purchasers (collectively, the “Purchasers”) hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent” and, together with the Co-Agents, the “Agents”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I and, if not defined therein, the meanings assigned to such terms in the Receivable Sale Agreement referenced therein.

PRELIMINARY STATEMENTS

A. The Seller, Ferrellgas, JPMorgan Chase, Fifth Third, Falcon and the Agent have previously executed and delivered that certain Second Amended and Restated Receivables Purchase Agreement dated as of June 6, 2006 (as heretofore amended, the “Existing Purchase Agreement”).

B. The parties hereto desire to amend and restate (but not extinguish) the Existing Purchase Agreement in its entirety as hereinafter set forth through the execution of this Agreement.

C. Seller desires to continue transferring and assigning Purchaser Interests to the Purchasers from time to time. Falcon may, in its absolute and sole discretion, continue purchasing Purchaser Interests from Seller from time to time, and Fifth Third shall purchase Purchaser Interests from Seller from time to time hereafter. In the event that Falcon declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Falcon’s Purchaser Interests from time to time. In addition, each Financial Institution has agreed to continue providing a liquidity facility to Falcon.

D. JPMorgan Chase Bank, N.A. has been requested and is willing to act as Agent on behalf of the Purchaser Groups in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto, (i) do hereby agree that the Existing Purchase Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE I.
PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility.

(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, from time to time during the period from the date hereof to but not including the Facility Termination Date, sell and assign Purchaser Interests to the Agent, for the benefit of Fifth Third, and simultaneously to the Agent for the benefit of one or more of the Purchasers in the Falcon Group, whereupon from time to time (i) the Fifth Third Agent shall instruct the Agent to purchase on Fifth Third’s behalf, and (ii) the Falcon Group Agent may, at its option, instruct the Agent to purchase on Falcon’s behalf, or if Falcon shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests; provided, however, that (A) the Purchase Prices for the Purchaser Interests sold on any given Business Day shall be ratable in accordance with each Purchaser Group’s respective Percentage, and (B) in no event shall the aggregate Capital outstanding hereunder from any Purchaser Group exceed the lesser of (1) such Purchaser Group’s Group Purchase Limit and (2) the Commitment Availability for such Purchaser Group. Seller hereby assigns, transfers and conveys to the Agent, for the ratable benefit of the Purchaser Groups in accordance with their respective Percentages, and the Agent hereby acquires, all of Seller’s now owned and existing and hereafter arising or acquired right, title and interest in and to the Purchaser Interests.

(b) Not more than once per calendar month, Seller may, upon at least 5 Business Days’ prior written notice to each of the Co-Agents (who will promptly forward a copy of each such notice to the Purchasers in its Purchaser Group), terminate in whole or reduce in part, ratably between the Purchaser Groups (and, within the Falcon Group, ratably among the Financial Institutions), the unused portion of the Purchase Limit and the Group Purchase Limits; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof. Each decrease in the Purchase Limit shall decrease (A) the aggregate Commitments by a like amount, which aggregate decrease shall be apportioned amongst the various Committed Purchasers’ Commitments ratably in accordance with their respective Committed Purchaser Percentages, and (B) the Group Purchase Limits by an amount equal to their respective Percentages of such decrease. Each notice of a partial decrease in the Purchase Limit shall be accompanied by an updated version of Schedule A hereto bearing the effective date of such increase or decrease.

Section 1.2 Increases. Seller shall provide each of the Co-Agents with at least one (1) Business Day’s prior notice in the form set forth as Exhibit II-A hereto of each Incremental Purchase (a “Purchase Notice”), and each of the Co-Agents will promptly forward a copy of each such Purchase Notice to the Purchasers in its Purchaser Group. Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase and, in the case of an Incremental Purchase to be funded through the purchase of a Liquidity Interest, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Falcon Group Agent shall determine whether Falcon agrees to make the Falcon Group’s Percentage of the purchase. If Falcon declines to make the Falcon Group’s Percentage of a proposed purchase, Seller may cancel the Purchase Notice as to all Purchaser Groups. In the absence of such a cancellation, the Falcon Group Agent shall notify the Financial Institutions of its receipt of such Purchase Notice and of Falcon’s declining to make the Falcon Group’s Percentage of such purchase, and the Incremental Purchase of the Falcon Group’s Purchaser Interest shall be made by such Financial Institutions. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, the applicable Purchasers shall initiate a wire transfer to the Facility Account, of immediately available funds, no later than 12:00 noon (Chicago time), in an amount equal to (i) in the case of Falcon or Fifth Third, its Purchaser Group’s Percentage of the aggregate Purchase Price, or (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share of the Falcon Group’s Percentage of the Purchase Price.

Section 1.3 Decreases. In conformity with the Required Notice Period, Seller shall provide the Co-Agents with prior written notice in a form set forth as Exhibit II-B hereto of any proposed reduction of Aggregate Capital from Collections (a “Reduction Notice”), and each of the Co-Agents will promptly forward a copy of each such Reduction Notice to the Purchasers in its Purchaser Group. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be applied ratably to the Purchaser Interests of each Purchaser in accordance with the amount of Capital (if any) owing to such Purchaser in each case divided by the Aggregate Capital at such time, and (iii) each Purchaser’s portion of such Aggregate Reduction. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Chicago time) on the day when due in immediately available funds, and if not received before 12:00 noon (Chicago time) shall be deemed to be received on the next succeeding Business Day. All amounts payable to the Agent or any Purchaser shall be paid to the Agent, for its own account or for the account of such Purchaser, as applicable, at the Agent’s office in Chicago, Illinois until otherwise notified by the Agent, and the Agent shall promptly remit Fifth Third’s portion thereof in immediately available funds to such account as Fifth Third may from time to time specify in writing. All computations of Yield at LMIR or based on the Base LIBO Rate, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letters shall be made on the basis of a year of 360 days for the actual number of days elapsed. All computations of Yield and Default Fees based on the Prime Rate or the Federal Funds Effective Rate shall be made on the basis of a year of 365 (or, when appropriate, 366) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II.
PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent, for the benefit of the applicable Purchasers, when due on a full recourse basis: (i) such fees as are set forth in the Fee Letters (which fees, in the case of the Falcon Group, shall be sufficient to pay all fees owing to the Financial Institutions), (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs, and (ix) all Default Fees (collectively, the “Recourse Obligations”). If Seller fails to pay any of the Recourse Obligations when due, Seller agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or any Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agents.

Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and Deemed Collections received by the Servicer and all Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, (a) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (b) Seller hereby requests and the applicable Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent’s account for the ratable benefit of the Purchaser Groups in accordance with their respective Percentages, the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid CP Costs, Yield and other Recourse Obligations, ratably between the Purchaser Groups in accordance with their respective amounts of such Recourse Obligations, and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage. If such Capital, CP Costs, Yield and other Recourse Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to Agent’s account for the ratable benefit of the Purchaser Groups in accordance with their respective Percentages, no later than 12:00 noon (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date. Each Terminating Financial Institution shall be allocated a ratable portion of the Falcon Group’s Percentage of Collections from the date of any assignment by Falcon to the Financial Institutions pursuant to a Funding Agreement (the “Termination Date”) until such Terminating Financing Institution’s Capital shall be paid in full. This ratable portion shall be calculated on the Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, divided by (ii) the aggregate Capital outstanding from the Falcon Group on such Termination Date (the “Termination Percentage”). Each Terminating Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and all Purchasers’ Capital shall be reduced ratably in accordance with Section 2.4.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, Seller shall remain liable on a full-recourse basis to pay the Recourse Obligations pursuant to Section 2.1, and the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) any of the Agents (i) remit to the Agent, for the ratable account of the Purchasers, the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids in accordance with Section 2.4.

Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agents’ and Purchasers’ costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letters, CP Costs and Yield,

fourth, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fifth, for the ratable payment of all other unpaid Recourse Obligations, provided that to the extent such Recourse Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Recourse Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for the account of the applicable Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6 Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent’s account for the ratable benefit of the Purchasers in accordance with their Percentages within one (1) Business Day an amount to be applied to reduce the aggregate Capital, such that after giving effect to such payments, the aggregate of the Purchaser Interests equals or is less than l00%.

Section 2.7 Clean-up Call. In addition to Sellers rights pursuant to Section 1.3, the Servicer shall have the right (after providing written notice to the Agents in accordance with the Required Notice Period), to direct the Seller at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests (a “Clean-up Call” ). Each of the Co-Agents will promptly forward a copy of each such notice to the Purchasers in its Purchaser Group. The aggregate purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any of the Purchasers or Agents, except that the Agents and the Purchasers shall represent and warrant that the Purchasers Interests are free and clear of any Adverse Claim created by any of them. Upon such payment in full of the Aggregate Unpaids following a Clean-up Call, the Commitments and this Agreement shall terminate and be of no further force and effect, except for provisions which expressly survive termination.

ARTICLE III.
CP FUNDING

Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of a Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding. Each such Purchaser Interest funded substantially with Pooled Commercial Paper shall accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by such Conduit, as applicable, and funded substantially with Pooled Commercial Paper.

Section 3.2 CP Costs Payments. On each applicable Settlement Date, Seller shall pay to the Agent’s account (for the benefit of each Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of such Conduit for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3 Calculation of CP Costs. On or before the 5th Business Day of each calendar month hereafter while any Conduit has any Purchaser Interest outstanding, the applicable Co-Agent shall calculate the aggregate amount of CP Costs owing to its Conduit for the applicable Accrual Period. Within two (2) Business Days thereafter, the Agent shall notify Seller of the CP Costs for each Conduit for such Accrual Period.

ARTICLE IV.
LIQUIDITY FUNDING

Section 4.1 Liquidity Funding. Each Liquidity Interest shall accrue Yield for each day during its Tranche Period at LMIR (solely in the case of Fifth Third), the LIBO Rate (in the case of the Committed Purchasers other than Fifth Third) or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to each of the Co-Agents (who will promptly forward a copy of each such notice to the Committed Purchasers in its Purchaser Group) of another Discount Rate in accordance with Section 4.4 hereof, the initial Discount Rate for any Purchaser Interest transferred by Falcon to the Financial Institutions pursuant to a Funding Agreement and for any Liquidity Interest of Fifth Third shall be the Alternate Base Rate. If the Financial Institutions acquire by assignment from a Conduit any Purchaser Interest pursuant to a Funding Agreement, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2 Yield Payments. On the Settlement Date for each Liquidity Interest, Seller shall pay to the Agent (for the benefit of the Financial Institutions or Fifth Third, as applicable) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Liquidity Interest in accordance with Article II.

Section 4.3 Selection and Continuation of Tranche Periods.

(a) With consultation from (and approval by) the Co-Agents, Seller shall from time to time request Tranche Periods for the Liquidity Interests, provided that, at any time any Liquidity Interest is outstanding, Seller shall always request Tranche Periods from such Purchaser such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b) Seller, on the one hand, and as applicable, the Co-Agents, on the other hand, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests of the same Purchaser Group, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests of the same Purchaser Group that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interests of the same Purchaser Group to be purchased on the day such Terminating Tranche ends, provided that in no event may a Purchaser Interest of Falcon be combined with a Purchaser Interest of any other Purchaser, and in no event may a Purchaser Interest of Fifth Third be combined with a Purchaser Interest of any other Purchaser.

Section 4.4 Liquidity Interest Discount Rates. Seller may select LMIR (in the case of a Liquidity Interest of Fifth Third), the LIBO Rate (in the case of a Liquidity Interest or a Committed Purchaser other than Fifth Third) or the Alternate Base Rate (in the case of any Liquidity Interest). Seller shall by 12:00 noon (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which LMIR or the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Discount Rate, give the Co-Agents (who will promptly forward a copy of each such notice to the applicable Committed Purchasers) irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice in accordance with the preceding sentence of another Discount Rate, the initial Discount Rate for any Purchaser Interest of Fifth Third and of any Purchaser Interest of a Conduit transferred to its Financial Institutions pursuant to a Funding Agreement shall be the Alternate Base Rate.

Section 4.5 Suspension of LMIR or the LIBO Rate.

(a) If any Committed Purchaser notifies Seller and the Agents that it has determined that funding its Liquidity Interest at a LIBO Rate or LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Interests at such LIBO Rate or LMIR are not available or (ii) such LIBO Rate or LMIR does not accurately reflect the cost of acquiring or maintaining a Liquidity Interest at such rate, then the Committed Purchaser(s) in the applicable Purchaser Group shall suspend the availability of LMIR or such LIBO Rate and require Seller to select the Alternate Base Rate for any Liquidity Interest accruing Yield at LMIR or such LIBO Rate, as the case may be.

(b) If less than all of the Financial Institutions give a notice pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller or the Falcon Group Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity acceptable to Falcon nominated by Seller or the Falcon Group Agent and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Seller. Each Seller Party hereby represents and warrants to the Agents and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Existence and Power. Such Seller Party is duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, Seller’s use of the proceeds of the purchases made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organization Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party (except as created under the Transaction Documents) except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder and under the Receivable Sale Agreement, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any Governmental Authority, which (a) purport to affect or pertain to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to Originator, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to any of the Agents or Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to any of the Agents or Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in the Receivables.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in the Receivables and Related Security, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables.

(k) Places of Business and Locations of Records. The offices where the Seller Parties keep all of their respective records regarding the Purchaser Interests are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.12 and in Section 5.12(a) of the Receivable Sale Agreement have at all times been satisfied and duly performed. Seller has not granted any Person, other than the Servicer, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Servicer has not granted any Person, other than the Agent, dominion and control of the Servicer’s Concentration Account, or the right to take dominion and control of the Servicer’s Concentration Account at a future time or upon the occurrence of a future event. Seller has not granted any Person, other than the Agent, dominion and control of the Facility Account, or the right to take dominion and control of the Facility Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since December 31, 2008, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. In the past five (5) years, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Originator owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Seller, free and clear of any Adverse Claim. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p) Not a Regulated Entity. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. Such Seller Party is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness or to sell interests in the Receivables or Related Security.

(q) Compliance with Law. Such Seller Party has complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which the Agents have been notified in accordance with Section 7.2(c) and has consented.

(s) Payments to Originator. Seller has given reasonably equivalent value to Originator in consideration for the Receivables and such transfer was not made for or on account of an antecedent debt. The transfer by Originator of the Receivables under the Receivable Sale Agreement is not voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on any Monthly Report or Daily Report is, as of the date specified in such report, an Eligible Receivable

(v) Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance minus the Required Reserves will equal or exceed the Aggregate Capital then outstanding.

(w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivable Sale Agreement does not jeopardize the true sale analysis.

Section 5.2 Financial Institution Representations and Warranties. Each Financial Institution hereby represents and warrants to the Falcon Group Agent and Falcon that:

(a) Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its powers, have been duly authorized by all necessary action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.
CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to Amendment and Restatement. The parties hereto agree that the Existing Purchase Agreement shall automatically be amended and restated in its entirety as set forth herein on the date (the “Term Loan Payoff Date”) on which the term loan (the “Term Loan”) under that certain Credit Agreement dated as of May 1, 2007, among Ferrellgas, L.P., Ferrellgas, Inc., the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, Banc of America Securities LLC, as Co-Lead Arranger and Sole Book Manager, and J.P. Morgan Securities Inc., as Co-Lead Arranger is repaid in full and the commitments thereunder are terminated, subject to the conditions precedent that (a) on the date hereof, the Originator shall have given notice to the Term Loan lenders of the Term Loan Payoff Date, (b) the Term Loan Payoff Date shall have occurred on or before the third (3rd) Business Day following the date hereof, (c) the Agent shall have received on or before the date hereof those documents listed on Schedule B, (d) on the date hereof, the Agents shall have received all fees required to be paid pursuant to the terms of this Agreement and the Fee Letters, and on or before the Term Loan Payoff Date, the Agents shall have received all expenses required to be paid pursuant to the terms of this Agreement and the Fee Letters, and (e) on or before the date hereof, the Originator and the lenders party to the Credit Agreement shall have entered into an amendment to the Credit Agreement in form reasonably satisfactory to the Agents that permits the transactions contemplated by this Agreement and the Sale Agreement to be consummated and as to which all conditions precedent to effectiveness (other than effectiveness of this Agreement and the Sale Agreement) have been satisfied.

Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to a Funding Agreement) and each Reinvestment shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the Agents on or prior to the date of such purchase or Reinvestment, in form and substance satisfactory to the Agent, all Monthly Reports and Daily Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) each of the Co-Agents shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by any of the Agents, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of each of the Agents, which right may be exercised at any time on demand of such Agent, to rescind the related purchase and direct Seller to pay to the Purchaser Groups, ratably in accordance with their respective Percentages, an aggregate amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.
COVENANTS

Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

Section 7.1 Financial Reporting. Seller shall deliver to the Agent, in form and detail satisfactory to the Agent:

(a) Annual Financial Statements. As soon as available, but not later than 100 days after the end of each fiscal year of Seller, an unaudited balance sheet of Seller as at the end of such year and the related statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP, applied, if applicable, on a basis consistent with prior years, the financial position and the results of operations of Seller;

(b) Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Seller, a copy of the unaudited balance sheet of Seller as of the end of such quarter and the related statements of income, members’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of Seller; and

(c) Receivable Sale Agreement Financial Statements. When and as required under the Receivable Sale Agreement, each of the financial statements required to be delivered under Section 5.1 thereof.

Section 7.2 Certificates; Other Information. Such Seller Party shall furnish to the Agent:

(a) Receivable Sale Agreement Certificates. When and as required under the Receivable Sale Agreement, each of the certificates and other reports and information required to be delivered under Section 5.2 thereof; and

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer of Seller with respect to the periods covered by such financial statements together with supporting calculations and such other supporting detail as the Agent shall require.

Section 7.3 Notices. Such Seller Party shall promptly notify the Agent:

(a) of the occurrence of any Amortization Event or Potential Amortization Event;

(b) of any matter described in Section 5.3(a)-(d), (f) or (g) of the Receivable Sale Agreement;

(c) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Co-Agents’ consent thereto;

(d) of any material change in accounting policies or financial reporting practices by Originator or any of its consolidated Subsidiaries;

(e) if any of the representations and warranties in Article V ceases to be true and correct;

(f) of the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(g) of the occurrence of the “Termination Date” under and as defined in the Receivable Sale Agreement.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of such Seller Party setting forth details of the occurrence referred to therein, and stating what action such Seller Party or any affected Affiliate proposes to take with respect thereto and at what time. Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Transaction Document that have been breached or violated.

Section 7.4 Compliance with Laws. Such Seller Party shall comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or the failure of which to comply with could not reasonably be expected to have a Material Adverse Effect.

Section 7.5 Preservation of Existence, Etc. Such Seller Party shall:

(a) preserve and maintain in full force and effect its legal existence and good standing under the laws of its state or jurisdiction of organization except in connection with transactions permitted by the Credit Agreement;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by the Credit Agreement, except where the failure to so preserve or maintain such governmental rights, privileges, qualifications, permits, licenses and franchises could not reasonably be expected to have a Material Adverse Effect;

(c) preserve its business organization and goodwill, except where the failure to so preserve its business organization or goodwill could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.6 Payment of Obligations. Such Seller Party shall pay and discharge as the same shall become due and payable (except to the extent the failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect), all of its obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Seller Party; and

(b) all lawful claims which, if unpaid, would by law become a Adverse Claim upon its property, unless such claims are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Seller Party.

Section 7.7 Audits. Such Seller Party will furnish to the Agent, for delivery to the Co-Agents, from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of such Seller Party, permit the Agents or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller Party relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Seller Party for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Seller Party’s financial condition or the Receivables and the Related Security or such Seller Party’s performance under any of the Transaction Documents or Originator’s performance under the Contracts and, in each case, with any of the officers or employees of such Seller Party having knowledge of such matters.

Section 7.8 Keeping of Records and Books. The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence. Such Seller Party will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests.

Section 7.9 Compliance with Contracts and Credit and Collection Policy. Such Seller Party will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, except where the failure to so comply could not reasonably be expected to have a material adverse impact on the overall collectibility of the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract, except where the failure to so comply could not reasonably be expected to have a material adverse impact on the overall collectibility of the Receivables.

Section 7.10 Purchasers’ Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that any of the Agents may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and Originator or such Affiliate, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and allocate to Seller on a reasonable basis the costs of any space shared with the Originator;

(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E) conduct all transactions with Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of at least three members, at least one member of which is an Independent Director;

(G) observe all formalities as a distinct entity, and ensure that all actions relating to (A) the dissolution or liquidation of Seller or (B) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Originator and any Affiliate thereof;

(I) prepare its financial statements separately from those of Originator and insure that any consolidated financial statements of Originator or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent on behalf of the Purchasers hereunder) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.10);

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivable Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivable Sale Agreement, to make payment to Originator thereunder for the purchase of Receivables from Originator under the Receivable Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organization Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.10;

(N) maintain the effectiveness of, and continue to perform under the Receivable Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivable Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivable Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Co-Agents;

(O) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(P) maintain at all times adequate capital with which to conduct its business and to meet its obligations as they come due; and

(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Bracewell & Giuliani LLP as counsel for the Seller Parties, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

Section 7.11 Performance and Enforcement of Receivable Sale Agreement. Seller will, and will require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivable Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivable Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivable Sale Agreement as any of the Agents may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivable Sale Agreement.

Section 7.12 Collections. Each Seller Party will cause all Collections on the Receivables to be concentrated each Business Day into the Servicer’s Concentration Account; provided, however, that solely with respect to each account listed on Schedule C (as such Schedule C may be updated by the Servicer with a delivery of a revised Schedule C concurrent with the delivery of the Monthly Report pursuant to Article VIII, provided that no account may be added to Schedule C without the consent of the Agents if, after giving effect to such account’s addition and any prior or concurrent account closures and deletions, the aggregate Collections flowing through all accounts listed on Schedule C could reasonably be expected to exceed 5% of total weekly Collections on a pro forma basis), so long as the daily balance therein does not exceed $2,500, each Seller Party will concentrate the Collections therein into the Servicer’s Concentration Account not less than once per calendar week. The Servicer will sweep all such Collections from the Servicer’s Concentration Account no less than daily into the Facility Account and immediately thereafter transferred to the Originator’s Account. Servicer will cause the Servicer’s Concentration Account to be subject at all times to a Blocked Account Agreement that is in full force and effect. Seller will cause the Facility Account to be subject at all times to a Blocked Account Agreement that is in full force and effect.

Section 7.13 Ownership. Seller will take all necessary action to (i) acquire and maintain legal and equitable title to the Receivables irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent, for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in the Receivables and such other action to perfect, protect or more fully evidence the interest of Seller therein as any of the Agents may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in the Receivables to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in the Receivables and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as any of the Agents may reasonably request).

Section 7.14 Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP will have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any of the Agents or Purchasers.

Section 7.15 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. Such Seller Party will not change its name, identity or legal structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it will have: (i) given the Agent at least 15 days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by any of the Agents in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Such Seller Party will not authorize any Obligor to make payment to any Lock-Box or Collection Account other than one which is swept into the Servicer’s Concentration Account in accordance with Section 7.12.

(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted pursuant to Article VIII hereof, such Seller Party will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Adverse Claims. Such Seller Party will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, the Receivables, the Facility Account or the Servicer’s Concentration Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent, for the benefit of the Purchasers, provided for herein), and such Seller Party will defend the right, title and interest of the Agent, for the benefit of the Purchasers, in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Seller Party.

(e) Net Receivables Balance. At no time prior to the Amortization Date will Seller permit the Aggregate Capital outstanding to exceed the Net Receivables Balance less the Required Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivable Sale Agreement), or send any written notice to Originator in respect thereof, without the prior written consent of the Co-Agents, except with respect to the automatic occurrence of such Termination Date arising in accordance with the proviso set forth in Section 7.2(i) of the Receivable Sale Agreement.

(g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.10(P).

ARTICLE VIII.
ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with Article VI of the Receivable Sale Agreement and this Article VIII. Ferrellgas is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Co-Agents, acting jointly, may designate as Servicer any Person to succeed Ferrellgas or any successor Servicer; provided, however, that unless an Amortization Event (or another event of the type described in the definition of “Amortization Date” has occurred), replacement of the Servicer shall not result in the occurrence of the Amortization Date.

Section 8.2 Certain Duties of Servicer.

(a) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Co-Agents, acting jointly, segregate, in a manner acceptable to the Co-Agents all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(b) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Amortization Event, the Co-Agents shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(c) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent following the occurrence of an Amortization Event, deliver or make available to the Agent, for the benefit of the Purchasers, all such Records, at a place selected by the Agent. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. The Agent is authorized at any time to date and to deliver to Wells Fargo Bank the Collection Notices; provided, however, that nothing herein shall be deemed to give any of the Agents or Purchasers any claim to, Adverse Claim on or right to retain any amounts deposited into the Servicer’s Concentration Account or the Facility Account which do not constitute Collections and provided, further, that unless an Amortization Event (or another event of the type described in the definition of “Amortization Date” has occurred), delivery of the Collection Notices shall not result in the occurrence of the Amortization Date. Effective when the Agent delivers such notices, Servicer hereby transfers to the Agent, for the benefit of the Purchasers, the exclusive control of the Servicer’s Concentration Account, and Seller hereby transfers to the Agent, for the benefit of the Purchasers, the exclusive ownership and control of the Facility Account. Each of the Seller Parties hereby authorizes the Agent, and agrees that the Agent shall be entitled: (i) at any time after delivery of the Collections Notices, to endorse such Seller Party’s name on checks and other instruments representing Collections, (ii) at any time after the earlier to occur of an Amortization Event or replacement of the Servicer, to enforce the Receivables and the Related Security, and (iii) at any time after delivery of the Collections Notices, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections to come into the possession of the Agent rather than such Seller Party.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder shall not release the Servicer, Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5 Reports.

(a) The Servicer shall prepare and forward to the Co-Agents (i) on the 18th day of each month hereafter or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Monthly Reporting Date”), a Monthly Report and (ii) at such times as any of the Co-Agents shall reasonably request, a listing by Obligor of all Receivables together with an aging of all Receivables. Subject to the limitations set forth in Section 7.12, concurrent with the delivery of each Monthly Report, the Servicer may, but is not obligated to, provide an updated Schedule C so long as such updated Schedule C only adds new accounts and deletes previously listed accounts which have been closed. Upon such delivery, Schedule C attached hereto shall be automatically replaced in its entirety with such updated Schedule C without the consent of any other party hereto.

(b) In addition to the Monthly Reports and other reports required under Section 8.5(a), on each Business Day, the Servicer shall prepare and send to each of the Agents a Daily Report as of the close of business on the prior Business Day; provided that, the Servicer may provide an unsigned Daily Report by e-mail so long as such e-mail transmission confirms that such Daily Report is final and the Servicer delivers a signed hard copy by facsimile or mail within two Business Days.

ARTICLE IX.
AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) (i) Except as provided in paragraph 9.1(e), any Seller Party shall fail to make any payment or deposit required hereunder when due and, for any such payment or deposit which is not in respect of Capital, such failure continues for two (2) Business Days, or (ii) any Seller Party shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for five (5) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document to which it is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

(c) Failure of Seller to pay any Indebtedness when due; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) (i) Seller shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any Seller or any of its Subsidiaries shall take any action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e) Seller shall fail to comply with the terms of Section 2.6 hereof, or, on any day, the Aggregate Capital shall exceed the Purchase Limit on such day.

(f) As of the last day of any Measurement Period:

(i) the average of the Delinquency Trigger Ratios for the three Measurement Periods then most recently ended shall exceed (A) 11% for each period of three consecutive Measurement Periods ending in May through and including October of any year, or (B) 9.1% for each period of three consecutive Measurement Periods ending in November through and including April of any year,

(ii) the average of the Charged-Off Trigger Ratios for the three Measurement Periods then most recently ended shall exceed 0.9%, or

(iii) the average of the Dilution Ratios for the three Measurement Periods shall exceed (A) 2.75% for the three Measurement Periods ending in July, August, September or October of any year, or (B) 2.4% for the three Measurement Periods ending in November, December, January, February, March, April, May or June of any year.

(g) A Change of Control shall occur.

(h) One or more final judgments for the payment of money shall be entered against Seller on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

(i) The occurrence of any Termination Event or the Termination Date under and as defined in the Receivable Sale Agreement shall occur under the Receivable Sale Agreement.

(j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables.

(k) As of the last day of any Measurement Period ending during the periods specified in the table below, the average of the three Measurement Periods then most recently ended for the Outstanding Balance of all Receivables included in the Purchaser Interests (regardless of whether they are Eligible Receivables on the date of determination) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment shall exceed the percentage specified in the table below opposite such period:

Period in Which Measurement Period Ends	Applicable Percentage

May or December	20.00%

June, October or November	25.00%

July	27.00%

August or September	29.00%

At all other times	16.50%

(l) (i) Any “Event of Default” (under and as defined in the Credit Agreement) shall occur and either (a) the administrative agent thereunder accelerates the Indebtedness arising pursuant thereto, or (b) the requisite lenders thereunder shall not have agreed in writing to waive such Event of Default or to forbear from exercising their remedies as a result thereof within 30 days after the occurrence thereof; or (ii) Ferrellgas, the General Partner or any Restricted Subsidiary (a) fails to make any payment in respect of any Indebtedness (other than Indebtedness arising pursuant to the Credit Agreement), Synthetic Lease Obligation or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (b) fails to perform or observe any other condition or covenant, or any other event (including any termination or similar event in respect of any Accounts Receivable Securitization) shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (other than Indebtedness pursuant to the Credit Agreement), Synthetic Lease Obligation or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness or such Synthetic Lease Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness or such Synthetic Lease Obligation to be declared to be due and payable prior to its stated maturity or to cause such Indebtedness, Synthetic Lease Obligation or Contingent Obligation to be prepaid, purchased or redeemed by Ferrellgas, the General Partner or any Restricted Subsidiary, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded.

(m) Ferrellgas shall fail to maintain as of the last day of each fiscal quarter a Leverage Ratio equal to or less than 4.50 to 1.00 as of the last day of each fiscal quarter. For purposes of this Section 9.1(m), (x) Funded Debt and Synthetic Lease Obligations shall be calculated as of the last day of such fiscal quarter and (y) Consolidated Cash Flow shall be calculated for the most recently ended four consecutive fiscal quarters, provided, however, that (i) prior to or concurrently with each delivery of a Compliance Certificate pursuant to Section 5.2(b) of the Receivable Sale Agreement, Ferrellgas may elect to calculate Consolidated Cash Flow for the most recently ended eight consecutive fiscal quarters (in which case Consolidated Cash Flow shall be divided by two), and (ii) for purposes of calculating the Leverage Ratio, the Aggregate Unpaids shall be excluded from such calculation.

(n) Ferrellgas shall fail to maintain, as of the last day of each fiscal quarter of Ferrellgas, an Interest Coverage Ratio for the fiscal period consisting of such fiscal quarter and the three immediately preceding fiscal quarters of at least 2.50 to 1.00 for each such period of four fiscal quarters.

(o) Seller shall fail to hold at least one Board of Directors’ meeting on or before June 8, 2009 and not less than one each fiscal year thereafter.

(p) Seller shall fail to deliver to Agent, on or before May 31, 2009, fully executed Blocked Account Agreements over each of the accounts listed in Schedule D.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Committed Purchasers, the Agent shall, take any of the following actions: (i) replace the Person then acting as Servicer (if not previously replaced), (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, and (iv) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.
INDEMNIFICATION

Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that any of the Agents or Purchasers may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) each of the Agents and Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables and Related Security;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Agents and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Seller, the Servicer or Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Seller, the Servicer or Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(d);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of all or any portion of the Receivables from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Originator under the Receivable Sale Agreement in consideration of the transfer by Originator of any portion of the Receivables, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables and Related Security, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Receivables, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Receivables Balance to be an Eligible Receivable at the time so included.

Section 10.2 Increased Cost and Reduced Return.

(a) If after the date hereof, any Affected Entity shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change therein in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”): (i) which subjects any Affected Entity to any charge or withholding on or with respect to this Agreement, any Funding Agreement or an Affected Entity’s obligations under this Agreement or a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Entity of any amounts payable under this Agreement or any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Entity) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Entity, or credit extended by an Affected Entity pursuant to this Agreement or a Funding Agreement or (iii) which imposes any other condition the result of which is to increase the cost to an Affected Entity of performing its obligations under this Agreement or a Funding Agreement, or to reduce the rate of return on an Affected Entity’s capital as a consequence of its obligations under this Agreement or a Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity under this Agreement or a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, the Seller shall pay to such Purchaser, for the benefit of the relevant Affected Entity, such amounts charged to such Affected Entity or compensate such Affected Entity for such reduction. For the avoidance of doubt, if FASB Interpretation No. 46R, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of any Conduit or the Seller with the assets and liabilities of any Purchaser or any other Affected Entity, such event shall constitute a circumstance on which such Affected Entity may base a claim for reimbursement under this Section.

(b) If after the date hereof, any Accounting Based Consolidation Event shall occur which is not the result of a Regulatory Change, then, upon demand by any Purchaser, Seller shall pay to such Purchaser, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) reduction in the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity hereunder, or (ii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith; provided, however, that in no event may any Affected Entity (or the applicable Purchaser on its behalf) claim or receive reimbursement or compensation for amounts under this Section 10.2(b) that would result in its total compensation (inclusive of Yield and fees) exceeding the total compensation that would have been payable to such Affected Entity immediately prior to such Accounting Based Consolidation Event if it were a Committed Purchaser purchasing or committing to purchase Receivable pursuant to Section 1.2 of this Agreement.

(c) Payment of any sum pursuant to this Section 10.2 shall be made by the Seller to the applicable Purchaser, for the benefit of the relevant Affected Entity, not later than ten (10) days after any such demand is made. A certificate of any Affected Entity, signed by an authorized officer claiming compensation under this Section 10.2 and setting forth in reasonable detail the additional amount to be paid for its benefit and explaining the manner in which such amount was determined shall be presumptive evidence of the amount to be paid, absent manifest error. Amounts under this Section 10.2 may be demanded at any time within 180 days after the incurrence of such amount without regard to the timing of issuance of any financial statement by Seller, any Conduit or any Affected Entity.

Section 10.3 Other Costs and Expenses. Seller shall pay to the Agents within 45 days after presentation of an invoice therefor setting forth in reasonable detail the basis for the fees and charges therein all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of the Agent’s (but not Fifth Third’s) auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of shared legal counsel for the Agents with respect thereto and with respect to advising the Agents as to their respective rights and remedies under this Agreement. Seller shall pay to each of the Agents and Purchasers within 45 days after presentation of an invoice therefor setting forth in reasonable detail the basis for the fees and charges therein any and all costs and expenses of the Agents and the Purchasers, if any, including the reasonable fees and expenses of counsel in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. Seller shall reimburse the Purchasers within 45 days after presentation of an invoice therefor setting forth in reasonable detail the basis for the fees and charges therein for all other costs and expenses incurred by any Conduit, as applicable (“Other Costs”), including, without limitation, the cost of auditing such Conduit’s books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for such Conduit or any counsel for any shareholder of such Conduit with respect to advising such Conduit or such shareholder as to matters relating to such Conduit’s operations, in each allocable to the transactions under this Agreement in accordance with Section 10.4.

Section 10.4 Allocations. Each Conduit shall allocate the liability for Other Costs among Seller and other Persons with whom such Conduit has entered into agreements to purchase interests in receivables (“Other Sellers”). If any Other Costs are attributable to Seller and not attributable to any Other Seller, Seller shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Sellers and not attributable to Seller, such Other Sellers shall be solely liable for such Other Costs. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by each Conduit in its sole discretion and shall be binding on Seller and the Servicer.

ARTICLE XI.
THE AGENTS

Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints JPMorgan Chase to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. Each member of the Falcon Group hereby designates and appoints JPMorgan Chase to act as its managing agent hereunder, and authorizes JPMorgan Chase to take such actions as managing agent on its behalf and to exercise such powers as are delegated to such managing agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Fifth Third hereby designates and appoints itself to act as its managing agent hereunder, and authorizes itself to take such actions as managing agent on its behalf and to exercise such powers as are delegated to such managing agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Each of the Agents hereby agrees to deliver a copy of each notice, certificate or report received by it from the Seller Parties to the applicable Purchasers promptly after receipt thereof. The Agents shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any of the Agents shall be read into this Agreement or any other Transaction Document or otherwise exist for any of the Agents. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns, and each of the Co-Agents shall act solely as agent for its Purchaser Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party, any of such Seller Party’s successors or assigns, or any other Purchaser. None of the Agents shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each of the Purchasers hereby authorizes the Agent to file UCC financing statements and execute the Blocked Account Agreement on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

Section 11.2 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. None of the Agents nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other Agents for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. None of the Agents shall be under any obligation to any Purchaser or any other Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. None of the Agents shall be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless such Agent has received notice from Seller or a Purchaser.

Section 11.4 Reliance by Agents. The Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such Purchasers as it deems appropriate and it shall first be indemnified to its satisfaction by the applicable Purchasers, provided that unless and until such Agent shall have received such advice, such Agent may take or refrain from taking any action, as such Agent shall deem advisable and in the best interests of the Purchasers. Each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Committed Purchasers or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5 Non-Reliance on Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agents, nor any of such Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by such Agent. Each Purchaser represents and warrants to the Agents that it has and will, independently and without reliance upon any of the Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification. The Committed Purchasers agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their respective Commitments, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents. Each of the Committed Purchasers in each Purchaser Group agrees to reimburse and indemnify its Co-Agent and such Co-Agent’s officers, directors, employees, representatives and agents ratably according to their respective Commitments, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which such Co-Agent, acting in its capacity as a Co-Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by such Co-Agent, in its capacity as a Co-Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Agents in their Individual Capacity. Each of the Agents, the Purchasers and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though it were not an Agent or a Purchaser (as applicable) hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Financial Institution” and “Financial Institutions” shall include JPMorgan and the terms “Committed Purchaser,” “Committed Purchasers,” “Purchaser” and “Purchasers” shall include JPMorgan Chase and Fifth Third.

Section 11.8 Successor Agent. The Agent may, upon five days’ notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required Committed Purchasers during such five-day period shall appoint from among the Purchasers a successor agent. If for any reason no successor Agent is appointed by the Required Committed Purchasers during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII.
ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Fifth Third, each of the Seller Parties and each Financial Institution hereby agree and consent to the complete or partial assignment by Falcon of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions pursuant to a Funding Agreement or to any other commercial paper conduit that issues commercial paper which is rated A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc., and upon such assignment, Falcon shall be released from its obligations so assigned. Further, Fifth Third, Seller and each Financial Institution hereby agree that any assignee of Falcon of this Agreement or all or any of the Purchaser Interests of Falcon shall have all of the rights and benefits under this Agreement as if the term “Falcon” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Falcon hereunder. Each of the Seller Parties and the members of the Falcon Group hereby agrees and consents to the complete or partial assignment by Fifth Third of all or any portion of its rights under, interest in, title to and obligations under this Agreement to Fountain Square. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement without the prior written consent of each of the Agents.

(b) Any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit V hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Falcon shall be required prior to the effectiveness of any such assignment (such consent not to be unreasonably withheld or delayed). Each assignee of a Financial Institution must have a short-term debt rating of A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc. and must agree to deliver to the Falcon Group Agent, promptly following any request therefor by the Falcon Group Agent or Falcon, an enforceability opinion in form and substance satisfactory to the Falcon Group Agent and Falcon. Upon delivery of the executed Assignment Agreement to the Falcon Group Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agents shall be required.

(c) Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of Falcon or the Falcon Group Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Falcon Group Agent and acceptable to Falcon, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

Section 12.2 Participations.

(a) Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligations under any Funding Agreement to which it is a party or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and the Seller Parties, the Agents and the other Purchasers shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.l(b)(i).

(b) Fifth Third may, in the ordinary course of its business at any time sell to one or more Participants, including without limitation Fountain Square, participating interests in its Purchaser Interests or any other interest of Fifth Third hereunder. Notwithstanding any such sale by Fifth Third of a participating interest to a Participant, Fifth Third’s rights and obligations under this Agreement shall remain unchanged, Fifth Third shall remain solely responsible for the performance of its obligations hereunder, and Seller, the Agents and the other Purchasers shall continue to deal solely and directly with Fifth Third in connection with Fifth Third’s rights and obligations under this Agreement. Fifth Third agrees that any agreement between Fifth Third and any such Participant in respect of such participating interest shall not restrict Fifth Third’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.l(b)(i).

Section 12.3 Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without  limitation, any Receivable and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, any other Purchaser or any Agent; provided that no such pledge or grant of a security interest shall release any Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

ARTICLE XIII.
FUNDING AGREEMENT

Section 13.1 Funding Agreement Fundings. The parties hereto acknowledge that each Conduit may assign all or any portion of its Purchaser Interests to the Financial Institutions in its Purchaser Group at any time pursuant to a Funding Agreement to finance or refinance the necessary portion of its Purchaser Interests through a funding under such Funding Agreement to the extent available. The fundings under such Funding Agreement will accrue Yield in accordance with Section 4.1. Regardless of whether a funding of Purchaser Interests by such Financial Institutions constitutes the direct purchase of a Purchaser Interest hereunder, an assignment under a Funding Agreement of a Purchaser Interest originally funded by such Conduit or the sale of one or more participations or other interests under a Funding Agreement in such Purchaser Interest, each Financial Institution participating in a funding of a Purchaser Interest pursuant to a Funding Agreement shall have the rights and obligations of a “Purchaser” hereunder with the same force and effect as if it had done so directly.

Section 13.2 Terminating Financial Institutions.

(a) Each Financial Institution hereby agrees to deliver written notice to the Falcon Group Agent not more than 30 Business Days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a “Non-Renewing Financial Institution”). The Falcon Group Agent shall promptly notify Falcon of each Non-Renewing Financial Institution and Falcon, in its sole discretion, may (A) to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution’s Commitment shall, to such extent, automatically terminate on a date specified by Falcon on or before the Liquidity Termination Date or (B) upon one (1) Business Days’ notice to such Non-Renewing Financial Institution assign to such Non-Renewing Financial Institution on a date specified by Falcon such Non-Renewing Financial Institution’s Pro Rata Share of the aggregate Purchaser Interests then held by Falcon, subject to, and in accordance with, Section 13.1. In addition, Falcon may, in its sole discretion, at any time (x) to the extent of Commitment Availability, declare that any Affected Financial Institution’s Commitment shall automatically terminate on a date specified by Falcon or (y) assign to any Affected Financial Institution on a date specified by Falcon such Affected Financial Institution’s Pro Rata Share of the aggregate Purchaser Interests then held by Falcon, subject to, and in accordance with, Section 13.1 (each Affected Financial Institution or each Non-Renewing Financial Institution is hereinafter referred to as a “Terminating Financial Institution”). The parties hereto expressly acknowledge that any declaration of the termination of any Commitment, any assignment pursuant to this Section 13.2 and the order of priority of any such termination or assignment among Terminating Financial Institutions shall be made by Falcon in its sole and absolute discretion.

(b) Upon any assignment to a Terminating Financial Institution as provided in this Section 13.2, any remaining Commitment of such Terminating Financial Institution shall automatically terminate. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a “Financial Institution” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

ARTICLE XIV.
MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of any of the Agents or Purchasers in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Seller, Falcon and the Agent, at the direction of the Required Committed Purchasers, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except pursuant to a Funding Agreement) or any Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of Required Committed Purchasers or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable” or “Purchase Price,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, (A) the Agent and Seller, with the consent of each Committed Purchaser, may amend this Agreement on terms satisfactory to the Agent and the Seller to add additional Persons as Committed Purchasers hereunder and (B) the Agent, Falcon and the Required Committed Purchasers may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of the Seller Parties, provided that such amendment has no negative impact upon either of the Seller Parties. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon the Seller Parties, the Purchasers and the Agents.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing, and if permitted, e-mail) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes each of the Agents and the Purchasers to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom such Agent or such Purchaser in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by a Responsible Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by any of the Agents or Purchasers, as the case may be, the records of such Agent or such Purchaser, as applicable, shall govern absent manifest error.

Section 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Ownership Interests of the Purchasers.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that any of the Agents may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder: (i) any of the Agents or Purchasers may (but shall not be required to) perform, or cause performance of, such obligations, and such Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3, (ii) each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (A) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (B) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. The appointment in the preceding clause (ii) is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the other confidential or proprietary information with respect to any Agent and any Conduit and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agents or the Purchasers by each other, (ii) by any of the Agents or the Purchasers to any prospective or actual assignee or participant of any of them and (iii) by any of the Agents to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to its Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which JPMorgan Chase or Fifth Third acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 14.6 Bankruptcy Petition. Each of the Seller Parties, the Agents and the Committed Purchasers hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any of the Agents or Purchasers, no claim may be made by any Seller Party or any other Person against any of the Agents or Purchasers or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13 JPMorgan Chase Roles. Each of the Purchasers acknowledges that JPMorgan Chase acts, or may in the future act, (i) as administrative agent for any Purchaser, (ii) as issuing and paying agent for the Commercial Paper of Falcon, (iii) to provide credit or liquidity enhancement for the timely payment for Falcon’s Commercial Paper and (iv) to provide other services from time to time for Falcon or any Financial Institution (collectively, the “JPMorgan Chase Roles”). Without limiting the generality of this Section 14.13, each Purchaser hereby acknowledges and consents to any and all JPMorgan Chase Roles (except no Purchaser may be required to accept JPMorgan Chase in a JPMorgan Chase Role for such Purchaser without such Purchaser’s written consent, other than the transactions contemplated by this Agreement) and agrees that in connection with any JPMorgan Chase Role, JPMorgan Chase may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Falcon, and the giving of notice to any Agent of a mandatory purchase (pursuant to a Funding Agreement).

Section 14.14 Characterization.

(a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each of the Purchasers and the Agents for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any of the Purchasers or the Agents or any assignee thereof of any obligation of Seller or Originator or any other person arising in connection with the Receivables or any other obligations of Seller or Originator.

(b) In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, to secure the prompt and complete payment of the Aggregate Unpaids, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest, now existing or hereafter arising, in (i) the Receivables, the Related Security and the Collections, (ii) the Facility Account, (iii) Seller’s rights and remedies under the Receivable Sale Agreement, and (iv) all proceeds of any thereof prior to all other liens on and security interests therein. The Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

Section 14.15 Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Purchase Agreement and supersedes the Existing Purchase Agreement in its entirety; provided, however, that the execution and delivery of this Agreement shall not effect a novation of the Existing Purchase Agreement but shall be, to the fullest extent applicable, in modification, renewal, confirmation and extension of such Existing Purchase Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FERRELLGAS RECEIVABLES, LLC

By:

Name:	J. Ryan VanWinkle
Title:	Senior Vice President and Chief Financial Officer
Address:	One Liberty Plaza Liberty, MO 64068 Attention: Cathy Brown Phone: Fax:	(816) 407-2403 (816) 792-6887

FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner

By:

Name: Title:	J. Ryan VanWinkle Senior Vice President and Chief Financial Officer

Address: 7500 College Blvd., Suite 1000
Overland Park, Kansas 66210
Attention: James R. VanWinkle
Phone: (913) 661-1528
Fax:	(913) 661-1537

FALCON ASSET SECURITIZATION COMPANY LLC

By: JPMorgan Chase Bank, N.A., as attorney-in-fact

By:

Name: Title:	Laura Chittick Vice President
Address:	c/o JPMorgan Chase Bank, N.A., as Agent
Asset Backed Conduit Finance
10 South Dearborn, Floor 13
	Chicago, IL 60603-2003 Attention: Fax: E-mail:	ABF Portfolio Management (312) 732-1844 abf.portfolio.management@jpmorgan.com

JPMORGAN CHASE BANK, N.A.,

Individually as a Financial Institution, as Falcon Group Agent and as Agent

By:

Name: Title:	Laura Chittick Vice President
Address:	JPMorgan Chase Bank, N.A.
Asset Backed Conduit Finance
10 South Dearborn, Floor 13
Chicago, IL 60603-2003
	Attention: Fax: E-mail:	ABF Portfolio Management (312) 732-1844 abf.portfolio.management@jpmorgan.com

FIFTH THIRD BANK, individually and as Fifth Third Agent

By:

Name: Title:	Robert O. Finley Vice President
Address:	Fifth Third Bank
38 Fountain Square Plaza
MD 109047
Cincinnati, OH 45263
	Attention:	Judy Huls

Fax: (513) 534-0875EXHIBIT I

DEFINITIONS

As used in this Agreement:

(a) Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Receivable Sale Agreement (hereinafter defined); and

(b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of a Conduit shall occur.

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Entity” means (i) any Funding Source, (ii) any agent, administrator or manager of a Conduit, or (iii) any bank holding company in respect of any of the foregoing.

“Affected Financial Institution” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agents” has the meaning set forth in the preamble to this Agreement.

“Agent’s Fee Letter” means the letter agreement dated as of the date hereof between Seller and the Agent, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserve Percentage” means, on any date of determination, the sum of the Loss Reserve Percentage, the Dilution Reserve Percentage, the Commingling Risk Reserve Percentage and the Yield and Servicing Fee Reserve Percentage.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letters, CP Costs, Yield, Aggregate Capital and all other unpaid Recourse Obligations (whether due or accrued) at such time.

“Agreement” means this Third Amended and Restated Receivables Purchase Agreement dated as of April 15, 2009 among, Seller, Ferrellgas, the Purchasers and the Agents, as it may be amended, restated or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, on any date of determination, a floating rate per annum equal to the sum of (a) the greatest of (i)  the Prime Rate, (ii) the sum of the Federal Funds Effective Rate plus 0.50% and, if available, (iii) the sum of the Base LIBO Rate for a Tranche Period of 1-month commencing on such date plus 1.00%, plus (b) 4.25%.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iv) the date which is 5 Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Base LIBO Rate” means the rate per annum equal to (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 12:00 noon (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 12:00 noon (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 12:00 noon (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period. The Base LIBO Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.

“Blocked Account Agreement” means an agreement among Servicer or Seller, as applicable, the Agent and Wells Fargo Bank, N.A. with respect to the Servicer’s Concentration Account or the Facility Account in form and substance reasonably satisfactory to the parties thereto.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under a Funding Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the applicable Co-Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Lease Obligation” has the meaning set forth in the Credit Agreement.

“Change of Control” means (a) a Change of Control under and as defined in the Receivable Sale Agreement, or (b) Ferrellgas ceases to own 100% of the outstanding Equity Interests of Seller.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible.

“Charged-Off Trigger Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables that became Charged-Off Receivables during the Measurement Period ending on such Cut-Off Date, by (y) the aggregate original Outstanding Balance of all Receivables originated during the sixth preceding calendar month.

“Co-Agent” has the meaning set forth in the preamble to this Agreement.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited.

“Collection Bank” means any bank at which a Collection Account is maintained.

“Collection Notice” means a notice in the form attached to a Blocked Account Agreement from the Agent to the Collection Bank party thereto terminating the Servicer’s or Seller’s authority to make withdrawals from each Collection Account subject thereto.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable and all Deemed Collections (if any) with respect to such Receivable.

“Commercial Paper” means promissory notes of a Conduit issued by such Conduit in the commercial paper market.

“Commingling Risk Reserve Percentage” means 20%.

“Commitment” means for Fifth Third and each Financial Institution, as the case may be, its commitment to purchase Purchaser Interests from Seller in the aggregate amount set forth on Schedule A hereto, as the same may be updated from time to time pursuant to Section 1.1(b).

“Commitment Availability” mean, as to each Purchaser Group, at any time the positive difference (if any) between (a) the aggregate amount of the Commitments at such time of the members of such Purchaser Group, minus (b) such Purchaser Group’s Capital outstanding at such time.

“Committed Purchaser Percentage” means, on any date of determination for each Committed Purchaser, the ratio (expressed as a percentage) of its Commitment to the total of all Committed Purchasers’ Commitments.

“Committed Purchasers” has the meaning specified in the preamble.

“Concentration Limit” means, at any time, for any Obligor, 2.00% of the Outstanding Balance of all Eligible Receivables.

“Conduit” means Falcon.

“Consolidated Cash Flow” means, with respect to Originator and the Restricted Subsidiaries for any period, the Consolidated Net Income for such period, plus (a) an amount equal to any extraordinary loss (including expenses related to the early extinguishment of Indebtedness) plus any net loss realized in connection with an asset sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of Originator and the Restricted Subsidiaries for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of Originator and the Restricted Subsidiaries for such period, to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (e) non-cash employee compensation expenses of Originator and the Restricted Subsidiaries for such period, plus (f) the Synthetic Lease Principal Component of Originator and the Restricted Subsidiaries for such period; in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to Originator and the Restricted Subsidiaries for any fiscal period, on a consolidated basis, the sum of (a) all interest, fees (including Letter of Credit fees), charges and related expenses paid or payable (without duplication) by Originator and the Restricted Subsidiaries for that fiscal period to the Banks hereunder or to any other lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (b) the portion of rent paid or payable (without duplication) by Originator and the Restricted Subsidiaries for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, on a consolidated basis, plus (c) the Synthetic Lease Interest Component of Originator and the Restricted Subsidiaries for that fiscal period.

“Consolidated Net Income” means, with respect to Originator and the Restricted Subsidiaries for any period, the aggregate of the Net Income of Originator and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to Originator or a Wholly-Owned Subsidiary of Originator, (b) the Net Income of any Person that is a Restricted Subsidiary (other than a Wholly-Owned Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid to Originator or a Wholly-Owned Subsidiary of Originator, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded except to the extent otherwise includable under clause (a) above and (d) the cumulative effect of a change in accounting principles shall be excluded.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse: (a) with respect to any Indebtedness, lease, dividend, distribution, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Hedging Obligation. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper of any Conduit on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of any Pooled Commercial Paper of any Conduit for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for any Conduit for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper of any Conduit, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of a Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase by any Conduit during any period of time determined by such Conduit in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by the applicable Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

“Credit and Collection Policy” means Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV to the Receivable Sale Agreement, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of each calendar month.

“Daily Report” means a report in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Co-Agents pursuant to Section 8.5(b).

“Deemed Collections” means Collections deemed to be received by the Originator in accordance with Section 1.3 of the Receivable Sale Agreement.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to the Alternate Base Rate plus 2.00%.

“Default Ratio” means, for any calendar month, a ratio (expressed as a percentage) equal to (a) the sum of (i) the aggregate Outstanding Balance of all Receivables as to which any payment or part thereof remains unpaid for more than 90 but less than 121 days after the original due date for such payment and (ii) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such calendar month, divided by (b) the aggregate Original Balance of all Receivables originated during the fourth preceding calendar month.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61-150 days from the original due date for such payment.

“Delinquency Trigger Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of all Receivables that are Delinquent Receivables as of such Cut-Off Date, by (ii) the aggregate Outstanding Balance of all Receivables as of such Cut-Off Date.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 31-60 days from the original due date for such payment.

“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which equals the aggregate sales generating Receivables originated during the most recently ended calendar month (including, without limitation, all invoices, debit memos and Finance Charges), and the denominator of which equals the Net Receivables Balance as of the last day of the most recently ended calendar month.

“Dilution Ratio” means, for any calendar month, a percentage equal to (i) the aggregate amount of Dilutions which occurred during such calendar month divided by (ii) the aggregate sales generating Receivables originated during the preceding calendar month.

“Dilution Reserve” means, on any date, an amount equal to (i) the Dilution Reserve Percentage multiplied by (ii) the Net Receivables Balance as of such date.

“Dilution Reserve Percentage” means, as of any date of determination, the greater of (i) the Dilution Reserve Percentage Floor and (ii) a percentage calculated in accordance with the following formula:

[(SF x ED) + [(DS — ED) x (DS/ED)]] x DHR

where:

SF	=	2.5;
ED	=	The average of the monthly Dilution Ratios occurring during the 12 most recent calendar months;
DS	=	The highest rolling average of Dilution Ratios occurring during the 12 most recent calendar months; and
DHR	=	The Dilution Horizon Ratio at such time.

“Dilution Reserve Percentage Floor” means 4.00%.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Discount Rate” means, the LIBO Rate or the Alternate Base Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions and LMIR or the Alternate Base Rate, as applicable, with respect to each Purchaser Interest of Fifth Third.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Governmental Authority against which claims may only be assigned in compliance with the Federal Assignment of Claims Act or similar legislation (each such Receivable, the Obligor of which is a Governmental Authority against which claims may only be assigned in compliance with the Federal Assignment of Claims Act or similar legislation, being a “Government Receivable”), except that a portion of Government Receivables not to exceed 2% of the aggregate Outstanding Balance of all Receivables may be included as “Eligible Receivables”,

(ii) the Obligor of which is not the Obligor on Defaulted Receivables, the aggregate Outstanding Balance of which exceeds 10% of such Obligor’s total Receivables,

(iii) which is not, on any date of determination, a Delinquent Receivable, a Defaulted Receivable or a Charged-Off Receivable,

(iv) which by its terms is due and payable within 30 days of the original billing date therefore and has not had its payment terms extended,

(v) which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions,

(vi) which is denominated and payable only in United States dollars in the United States,

(vii) which arises under an invoice, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(viii) which arises under an invoice which (A) does not require the Obligor under such invoice to consent to the transfer, sale or assignment of the rights and duties of Originator or any of its assignees under such invoice and (B) does not contain a confidentiality provision that purports to restrict the ability of the Agent to exercise its rights, on behalf of the Purchasers, under the Transaction Documents, including, without limitation, its right to review such invoice,

(ix) which arises under an invoice that contains an obligation to pay a specified sum of money, contingent only upon the sale of propane or the provision of services by Originator,

(x) which, together with the invoice related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the invoice related thereto is in violation of any such law, rule or regulation,

(xi) which satisfies all material requirements of the Credit and Collection Policy,

(xii) which was generated in the ordinary course of Originator’s business,

(xiii) which arises solely from the sale of propane or the provision of services to the related Obligor by Originator, and not by any other Person (in whole or in part),

(xiv) as to which the Agent has not notified Seller that the Agent has determined, in the exercise of its commercially reasonable credit judgment, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable,

(xv) which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Originator or any other Adverse Claim, and the Obligor thereon holds no right as against Originator to cause Originator to repurchase the propane the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the invoice, or defective goods returned in accordance with the terms of the invoice),

(xvi) as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(xvii) in which Seller’s ownership interest therein is free and clear of any Adverse Claim other than a first priority perfected security interest in favor of the Agent, and

(xviii) which is reported on PeopleSoft.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Existing Purchase Agreement” has the meaning set forth in the Preliminary Statements.

“Facility Account” means the account in the name of the Seller at Wells Fargo Bank and designated in writing by the Seller to the Agent as being the “Facility Account.”

“Facility Termination Date” means the earlier of (i) the Liquidity Termination Date and (ii) the Amortization Date.

“Falcon” has the meaning set forth in the preamble to this Agreement.

“Falcon Group” means, collectively, Falcon and the Financial Institutions.

“Falcon Group Agent” has the meaning set forth in the preamble to this Agreement.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means each of the Agent’s Fee Letter and the Purchasers’ Fee Letter.

“Ferrellgas” has the meaning set forth in the preamble in this Agreement.

“Fifth Third” has the meaning set forth in the preamble to this Agreement.

“Fifth Third Agent” has the meaning set forth in the preamble to this Agreement.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Fixed Charge Coverage Ratio” means with respect to Originator and the Restricted Subsidiaries for any period, the ratio of Consolidated Cash Flow for such period to Fixed Charges for such period. In the event that Originator or any of the Restricted Subsidiaries (a) incurs, assumes or guarantees any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings including, with respect to Originator, the Loans) or (b) redeems or repays any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings that are properly classified as a current liability for GAAP including, with respect to Originator, the Loans to the extent that such Loans are so classified and excluding, regardless of classification, any Loans or other Indebtedness or Synthetic Lease Obligations the proceeds of which are used for Acquisitions or Growth Related Capital Expenditures), in any case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness or Synthetic Lease Obligations, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Fixed Charge Coverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by Originator or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Fixed Charge Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to Originator and the Restricted Subsidiaries, (a) Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to the Fixed Charges of Originator or the Restricted Subsidiaries subsequent to Fixed Charge Ratio Calculation Date and (b) Consolidated Cash Flow generated by an acquired business or asset of Originator or the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as are in the reference period minus the pro forma expenses that would have been incurred by Originator and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by Originator and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by Originator and the Restricted Subsidiaries on a per gallon basis in the operation of Originator’s business at similarly situated Originator facilities.

“Fixed Charges” means, with respect to Originator and the Restricted Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discounts, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations permitted under this Agreement), (b) commissions, discounts and other fees and charges incurred with respect to letters of credit, (c) any interest expense on Indebtedness of another Person that is guaranteed by Originator and the Restricted Subsidiaries or secured by an Adverse Claim on assets of any such Person, and (d) the product of (i) all cash dividend payments on any series of preferred stock of Originator and the Restricted Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Originator, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

“Funded Amount” means, as of any date of determination through and including the Termination Date, the Aggregate Capital then outstanding.

“Funded Debt” means all Indebtedness of Originator and the Restricted Subsidiaries, excluding all Contingent Obligations of Originator and the Restricted Subsidiaries under or in connection with Letters of Credit outstanding from time to time.

“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of a Conduit.

“Funding Source” means with respect to any Conduit (i) any Financial Institution in its Purchaser Group or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means Ferrellgas, Inc., a Delaware corporation and the sole general partner of Originator.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group Purchase Limit” means, for each Purchaser Group, (a) in the case of the Falcon Group, the sum of the Commitments of the Financial Institutions in such Purchaser Group, adjusted as necessary to give effect to the termination of the Commitment of any Terminating Financial Institution in such Purchaser Group pursuant to Article XII and (b) in the case of Fifth Third, Fifth Third’s Commitment.

“Growth Related Capital Expenditures” means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

“Guarantor” has the meaning specified in the Credit Agreement.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Hedging Obligations; (h) all obligations in respect of Accounts Receivable Securitizations (as defined in the Credit Agreement); (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided, however, that “Indebtedness” shall not include Synthetic Lease Obligations.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Independent Director” shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of Originator or any of its respective Subsidiaries or Affiliates (other than Seller), or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

“Interest Coverage Ratio” means with respect to Originator and the Restricted Subsidiaries for any period, the ratio of Consolidated Cash for such period to Consolidated Interest Expense for such period. In the event that Originator or any of the Restricted Subsidiaries (a) incurs, assumes or guarantees any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings including, with respect to Originator, the Loans) or (b) redeems or repays any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings that are properly classified as a current liability under GAAP including, with respect to Originator, the Loans, to the extent such Loans are so classified and excluding, regardless of classification, any Loans or other Indebtedness or Synthetic Lease Obligations the proceeds of which are used for Acquisitions or Growth Related Capital Expenditures), in any case subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, but prior to the date on which the calculation of the Interest Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness or Synthetic Lease Obligations, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Interest Coverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by Originator or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Interest Coverage Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to Originator and the Restricted Subsidiaries, (a) Consolidated Interest Expense shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Indebtedness or Synthetic Lease Obligations giving rise to such Consolidated Interest Expense would no longer be Indebtedness or Synthetic Lease Obligations contributing to the Consolidated Interest Expense of Originator or the Restricted Subsidiaries subsequent to the Interest Coverage Ratio Calculation Date and (b) Consolidated Cash Flow generated by an acquired business or asset of Originator and the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as in the reference period minus the pro forma expenses that would have been incurred by Originator and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by Originator and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by Originator and the Restricted Subsidiaries on a per gallon basis in the operation of Originator’s business at similarly situated facilities of Originator.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A. in its individual capacity and its successors.

“Letter of Credit” has the meaning provided in the Credit Agreement.

“Leverage Ratio” means, with respect to Originator and the Restricted Subsidiaries, any period, the ratio of Funded Debt plus Synthetic Lease Obligations, in each case of Originator and the Restricted Subsidiaries as of the last day of such period, to Consolidated Cash Flow for such period. In the event that Originator or any of the Restricted Subsidiaries (a) incurs, assumes or guarantees any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings including, with respect to Originator, the Loans) or (b) redeems or repays any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings that are properly classified as a current liability under GAAP including, with respect to Originator, the Loans (as defined in the Credit Agreement) to the extent such Loans are so classified and excluding, regardless of classification, any Loans or other Indebtedness or Synthetic Lease Obligations the proceeds of which are used for Acquisitions (as defined in the Credit Agreement) or Growth Related Capital Expenditures), in any case subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the date on which the calculation of the Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness or Synthetic Lease Obligations, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Leverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by Originator or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Leverage Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to Originator and the Restricted Subsidiaries, (a) Funded Debt and Synthetic Lease Obligations shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Indebtedness or Synthetic Leases included within such Funded Debt and Synthetic Lease Obligations would no longer be an obligation of Originator or the Restricted Subsidiaries subsequent to the Leverage Ratio Calculation Date and (b) Consolidated Cash Flow generated by an acquired business or asset of Originator or the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as in the reference period minus the pro forma expenses that would have been incurred by Originator and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by Originator and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by Originator and the Restricted Subsidiaries on a per gallon basis in the operation of Originator’s business at similarly situated facilities of Originator.

“LIBO Rate” means a rate per annum equal to the sum of (a) the Base LIBO Rate plus (b) 5.25%. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Liquidity Interest” means a Purchaser Interest of a Committed Purchaser.

“Liquidity Termination Date” means April 14, 2010.

“LMIR” means, for any day, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Bloomberg Terminal page BBAM (successor to Telerate page 3750) or any other page that may replace such page BBAM from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Fifth Third Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Loan” has the meaning provided in the Credit Agreement.

“Lock-Box” means each locked postal box with respect to which a bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.

“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which equals the aggregate sales generating Receivables originated during the immediately preceding two calendar months (including, without limitation, all invoices, debit memos and Finance Charges), and the denominator of which equals the Net Receivables Balance as of the last day of the most recently ended calendar month.

“Loss Reserve” means, on any date, an amount equal to the Loss Reserve Percentage as of such date multiplied by the Net Receivables Balance as of the close of business on such date.

“Loss Reserve Percentage” means at any time the greater of (i) the Loss Reserve Percentage Floor and (ii) a percentage calculated in accordance with the following formula:

SF x LHR x LR
Where:
SF	=	2.5;
LHR	=	The Loss Horizon Ratio; and
LR	=	The highest three month rolling average of the Default Ratio occurring during the 12 most recent Accrual Periods.

“Loss Reserve Percentage Floor” means 10.00%.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, (ii) the ability of any Seller Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Measurement Period” means a calendar month.

“Monthly Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), furnished by the Servicer to the Co-Agents pursuant to Section 8.5(a).

“Monthly Reporting Date” has the meaning set forth in Section 8.5(a).

“Net Income” means, with respect to Originator and the Restricted Subsidiaries, the net income (loss) of such Persons, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of Originator or any of the Restricted Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time, reduced by the aggregate amount (without double-counting) by which the Outstanding Balance of all Eligible Receivables of the types described in the definition of “Concentration Limit” exceed their applicable Concentration Limit.

“Non-Renewing Financial Institution” has the meaning set forth in Section 13.2(a).

“Originator” means Ferrellgas, in its capacity as seller under the Receivable Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“Percentage” means, for each Purchaser Group, the ratio of the aggregate amount of the Commitments of the Committed Purchasers in such Purchaser Group to the Aggregate Commitments of all Committed Purchasers in both Purchaser Groups.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, for each Financial Institution, a percentage equal to (a) the Commitment of such Financial Institution divided by (b) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of the applicable Funding Agreement or any assignments pursuant to Article XII.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchase Limit” means, on any date of determination, an amount equal to the sum of the Commitments set forth on Schedule A hereto, as the same may be updated from time to time pursuant to Section 1.1(b).

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (a) the amount requested by Seller in the applicable Purchase Notice, (b) the unused portion of the Purchase Limit on the applicable purchase date and (c) the excess, if any, of (i) the Net Receivables Balance less the Required Reserves on the applicable purchase date over (ii) the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report or Daily Report, as applicable, taking into account such proposed Incremental Purchase.

“Purchaser Group” means each of (a) the Falcon Group, and (b) Fifth Third.

“Purchaser Interest” means, at any time, for any Purchaser Group, an undivided percentage ownership interest associated with a designated amount of Capital selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Such undivided percentage interest shall equal:

C

NRB — RR

where:

C NRB RR	= the Capital of such Purchaser Interest; = the Net Receivables Balance; and = the Required Reserve;

provided, however, that from and after the Amortization Date, the Purchaser Interest shall equal 100%.

“Purchasers” has the meaning set forth in the preamble.

“Purchasers’ Fee Letter” means the letter agreement dated as of the date hereof between Seller and the Co-Agents, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Receivable Sale Agreement” means that certain Second Amended and Restated Receivable Sale Agreement, dated as of April 15, 2009, between Originator and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Recourse Obligations” shall have the meaning set forth in Section 2.1.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, in respect of the Receivables: (i) all Records, (ii) all of Seller’s rights and remedies under the Receivable Sale Agreement, and (iii) all proceeds of the Receivables and of the foregoing.

“Required Committed Purchasers” means, at any time, Committed Purchasers with Commitments in excess of 66-2/3% of the Purchase Limit.

“Required Notice Period” means two (2) Business Days.

“Required Reserve” means, on any date of determination, the product of the Aggregate Reserve Percentage times the Net Receivables Balance.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, vice president accounting and finance, manager of finance, the treasurer or assistant treasurer of the General Partner or any other officer having substantially the same authority and responsibility to act for the General Partner on behalf of Seller.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivable Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).

“Restricted Subsidiaries” has the meaning set forth in the Credit Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be an Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Settlement Date” means (A) the second Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions.

“Settlement Period” means (A) in respect of (i) each Purchaser Interest of a Conduit and (ii) each Purchaser Interest of Fifth Third accruing Yield at LMIR, the immediately preceding Accrual Period, and (B) in respect of each Liquidity Interest accruing Yield at the Alternate Base Rate or the LIBO Rate, the entire Tranche Period of such Liquidity Interest.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Surety Instruments” means all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” means, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Synthetic Lease Principal Component” means, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable (without duplication) for such period under Synthetic Leases of such Person that was deducted in calculating Consolidated Net Income of such Person for such period.

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Financial Institution” has the meaning set forth in Section 13.2(a).

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivable Sale Agreement, the Fee Letters, the Subordinated Note (as defined in the Receivable Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the outstanding Capital Interests or other ownership interests (other than directors’ qualifying shares) or, in the case of a limited partnership, all of the partners’ Capital Interests (as defined in the Credit Agreement) — other than up to a 1% general partner interest — is owned, beneficially and of record, by Originator, a Wholly-Owned Subsidiary of Originator or both.

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360-day basis in the case of Yield computed on the basis of the Base LIBO Rate or LMIR and on a 365- (or, when appropriate, 366-) day basis in all other cases.

“Yield and Servicing Fee Reserve Percentage” means 2.00%.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II-A
FORM OF PURCHASE NOTICE
[Date]

JPMorgan Chase Bank, N.A., as Co-Agent and Agent
Asset Backed Conduit Finance
10 South Dearborn, Floor 13
Chicago, IL 60603-2003 Attention:	ABF Portfolio Management

Fifth Third Bank, as Co-Agent
38 Fountain Square Plaza
MD 109047
Cincinnati, OH 45263
Attention:	Judy Huls

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 15, 2009, by and among Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), Ferrellgas, L.P., a Delaware limited partnership, as Servicer, the Financial Institutions, Falcon Asset Securitization Company LLC (“Falcon”), Fifth Third Bank, individually (“Fifth Third”) and as a Co-Agent, and JPMorgan Chase Bank, N.A., as Co-Agent and as Agent (the “Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

Each of the Agents is hereby notified of the following Incremental Purchase:

Aggregate Purchase Price :	$
Purchase Price for Falcon Group:	—
Purchase Price for Fifth Third:	50%: $

50%: $

Date of Purchase:
Requested Discount Rate:	[LIBO Rate] [Alternate Base Rate]
[Pooled Commercial Paper rate/LMIR, as
applicable]

Please credit the Purchase Price in immediately available funds to our Facility Account and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( )

Please advise [Name] at telephone no. ( )        if Falcon shall not be making this purchase.

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i) the representations and warranties of the Seller set forth in Section 5.1 of the Agreement are true and correct in all material respects on and as of the Purchase Date as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv) the amount of Aggregate Capital is $      after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

FERRELLGAS RECEIVABLES, LLC

By:
Name:
Title:

EXHIBIT II-B
FORM OF REDUCTION NOTICE
[Date]

JPMorgan Chase Bank, N.A., as Co-Agent and Agent
Asset Backed Conduit Finance
10 South Dearborn, Floor 13
Chicago, IL 60603-2003 Attention:	ABF Portfolio Management

Fifth Third Bank, as Co-Agent
38 Fountain Square Plaza
MD 109047
Cincinnati, OH 45263
Attention:	Judy Huls

Re: REDUCTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 15, 2009, by and among Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), Ferrellgas, L.P., a Delaware limited partnership, as Servicer, the Financial Institutions, Falcon Asset Securitization Company LLC (“Falcon”), Fifth Third Bank, individually (“Fifth Third”) and as a Co-Agent, and JPMorgan Chase Bank, N.A., as Co-Agent and as Agent (the “Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement. Each of the Agents is hereby notified of the following Aggregate Reduction:

Aggregate Reduction:	$
Falcon Group’s Percentage:		—
Fifth Third’s Percentage:		50%: $

50%: $

Aggregate Capital after giving effect to the Aggregate		$—
Reduction:
Reduction Date (which shall give effect to the Required Notice Period):

Very truly yours,

FERRELLGAS RECEIVABLES, LLC

By:
Name:
Title:

EXHIBIT III
PRINCIPAL PLACES OF BUSINESS AND CHIEF EXECUTIVE OFFICES OF THE SELLER PARTIES; LOCATIONS OF
RECORDS; FEDERAL EMPLOYER IDENTIFICATION NUMBERS

Places of Business:
Seller:	Principal Place of Business and Chief Executive Office

Servicer:	One Liberty Plaza Liberty, Missouri, 64068 Principal Place of Business and Chief Executive Office

7500 College Blvd., Suite 1000 Overland Park, Kansas 66210
Locations of Records:
Seller: Servicer:	Seller’s and Servicer’s addresses above Seller’s and Servicer’s addresses above
Federal Employer Identification Numbers:
Seller: Servicer:	43-1698481 43-1698481

EXHIBIT IV
FORM OF COMPLIANCE CERTIFICATE

To: The Agents

This Compliance Certificate is furnished pursuant to that certain Third Amended and Restated Receivables Purchase Agreement dated as of April 15, 2009, among Ferrellgas Receivables, LLC (the “Seller”), Ferrellgas, L.P. (the “Servicer”), the Purchasers and Co-Agents party thereto and JPMorgan Chase Bank, N.A., as agent for such Purchasers (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected        of Seller.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of       ,        .

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of [Date] with Section 9.1(f) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT V
FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the        day of      ,       , by and between        (“Assignor”) and       (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Third Amended and Restated Receivables Purchase Agreement dated as of April 15, 2009 by and among Ferrellgas Receivables, LLC, Ferrellgas, L.P., as Servicer, Falcon Asset Securitization Company LLC, Fifth Third Bank, individually and as a Co-Agent, JPMorgan Chase Bank, N.A., as a Co-Agent and as Agent, and the Financial Institutions party thereto (as amended, modified or restated from time to time, the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B. Assignor is a Financial Institution party to the Purchase Agreement, and Assignee wishes to become a Financial Institution thereunder; and

C. Assignor is selling and assigning to Assignee an undivided      % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1. The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Falcon Group Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Falcon Group Agent to the applicable Conduit, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Financial Institution party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2. If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.

3. If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.

4. Concurrently with the execution and delivery hereof, Assignor shall provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

5. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it shall execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6. By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Falcon Group Agent and the Financial Institutions as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Affiliate of the Seller or the performance or observance by the Seller, any Obligor, any Affiliate of the Seller of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee shall, independently and without reliance upon any Agent, any Conduit, the Seller or any other Financial Institution or Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent and the Falcon Group Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent and the Falcon Group Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it shall perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Financial Institution or, when applicable, as a Purchaser.

7. Each party hereto represents and warrants to and agrees with the Falcon Group Agent that it is aware of and shall comply with the provisions of the Purchase Agreement, including, without limitation, Sections 4.1 and 14.6 thereof.

8. Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness for borrowed money of any Conduit, it shall not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS

Date:       ,

Transferred Percentage:      %

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior	Commitment (after	Outstanding Capital	Ratable Share of
	to giving effect to	giving effect to	(if any)	Outstanding Capital
	the Assignment	the Assignment
	Agreement)	Agreement)

	A-2	B-1	B-2
Assignee	Commitment (after	Outstanding Capital	Ratable Share of
	giving effect to the	(if any)	Outstanding Capital
Assignment
Agreement)

Address for Notices

Attention:
Phone:
Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:       , Assignor

TO:       , Assignee

The undersigned, as Falcon Group Agent under the Third Amended and Restated Receivables Purchase Agreement dated as of April 15, 2009 by and among Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), between Ferrellgas, L.P., a Delaware limited partnership, as Servicer, Falcon Asset Securitization Company, LLC, Fifth Third Bank, individually and as a Co-Agent, JPMorgan Chase Bank, N.A., as a Co-Agent and as Agent, and the Financial Institutions party thereto, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of       ,        between       , as Assignor, and      , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Effective Date shall be      ,       .

2. By its signature below, [each of] Conduit [and Seller] hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Receivables Purchase Agreement.

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $      to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
individually and as Falcon Group Agent

By:
Title:

[CONDUIT]

By:
Authorized Signatory

[The foregoing is hereby consented to:

FERRELLGAS RECEIVABLES, LLC

By:
Name:

Title:]EXHIBIT VI

FORM OF MONTHLY REPORT

[See attached]

EXHIBIT VII

FORM OF DAILY REPORT

[See attached]

SCHEDULE A

COMMITMENTS
As of April 15, 2009

Committed Purchaser	Commitment
JPMorgan Chase Bank, N.A.	$72,500,000
Fifth Third Bank	$72,500,000

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE AGENT ON OR PRIOR TO THE INITIAL PURCHASE

1.	Second Amended and Restated Receivable Sale Agreement and Subordinated Note.

2.	Executed copies of this Agreement, duly executed by the parties thereto.

3.	Copy of the Resolutions of the Board of Directors of Seller certified by its Assistant Secretary authorizing Seller’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

4.	Copy of the Resolutions of the Board of Directors of the General Partner and the Servicer certified by its Assistant Secretary authorizing the Servicer’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

5.	Organization Documents of Seller and certified by the Secretary of State of Delaware on or within thirty (30) days prior to the initial Incremental Purchase.

6.	Good Standing Certificate for Seller issued by the Secretaries of State of:

a. Delaware
b. Missouri

7.	A certificate of the Assistant Secretary of Seller certifying the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder.

8.	A certificate of the Assisstant Secretary of Servicer and the General Partner certifying the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder.

9.	Evidence that UCC financing statements, have been filed in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by this Agreement.

10.	Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables previously granted by Seller.

11.	A favorable opinion of legal counsel for the Seller Parties reasonably acceptable to the Agent which addresses such matters as the Agent may reasonably request:

12.	The Agent’s Fee Letter.

13.	The Purchasers’ Fee Letter.

14.	A Daily Report for the Business Day prior to the date of this Agreement.

15.	Bankruptcy and corporate/UCC opinions delivered under the Receivable Sale Agreement.

16. Notice of Term Loan Payoff Date.

SCHEDULE C

LIST OF ACCOUNTS WITH BALANCES THAT CAN BE CONCENTRATED ON A WEEKLY BASIS IF DAILY BALANCES ARE
UNDER $2,500

Date: April 15, 2009

SCHEDULE D

LIST OF ACCOUNTS FOR BLOCKED ACCOUNT AGREEMENTS

No.	Account Number	Bank	Name of Account
1.	412 664 1612	Wells Fargo Bank, N.A.	Ferrellgas L.P. Retail Concentration

2.	400 003 0486	Wells Fargo Bank, N.A.	Ferrellgas L.P. EFT

3.	400 004 2168	Wells Fargo Bank, N.A.	Ferrellgas L.P.

4.	476 105 3438	Wells Fargo Bank, N.A.	Ferrellgas L.P.

5.	412 112 3616	Wells Fargo Bank, N.A.	Ferrellgas L.P.

6.	449 682 3683	Wells Fargo Bank, N.A.	Ferrellgas L.P.

7.	449 682 3691	Wells Fargo Bank, N.A.	Ferrellgas Receivables, LLC

8.	004 498 3917	M&I Bank FSB	Ferrellgas, L,P. Remote Deposit